Exhibit 10.1
                                        8080 Norton Parkway
Mentor, OH 44060
Phone 440-534-6000
February 12, 2024

Ryan Yost
[Address]
[Address]

Dear Ryan:

I am very pleased to confirm your appointment as President, Materials Group, effective March 1, 2024, reporting to me. This is an Executive Level 2 position and is subject to approval by the Board of Directors (the “Board”) on February 22, 2024; the compensation package described in this letter was approved by the Board’s Talent and Compensation Committee (the “Committee”) on February 7, 2024.

Specific details of your compensation are as follows:

Base Salary: Your annualized rate of pay will be $525,000, paid pursuant to customary US payroll practices. Your next salary review will be April 2025. Subsequent salary reviews will be conducted in April of each year, or on another date designated by the Company for a given year.

AIP Award: You will continue to be eligible to participate in the Company’s Annual Incentive Plan (“AIP”), now with a target AIP opportunity of 60% of base salary, subject to applicable withholdings. The AIP, including eligibility criteria, may change at any time, with or without notice, in accordance with applicable law and at the discretion of the Company.

Long-Term Incentive (LTI): You will be eligible for an annual LTI award with a target opportunity of 180% of base salary, effective with the 2024 annual LTI grant. Executive LTI awards are currently delivered via a mix of Performance Units and Market-Leveraged Stock Units. The LTI program, including eligibility criteria, may change at any time, with or without notice, in accordance with applicable law and at the discretion of the Company.

Special Promotion Awards: In addition to the 2024 annual award, the Committee has approved the following one-time special promotion awards:

●A one-time award of RSUs with a grant date fair value of $700,000 to be awarded on March 1, 2024. This award will vest in full on the third anniversary of the grant date, subject to your continued employment with the Company through such anniversary.

●A one-time award of PUs with a grant date fair value of $300,000 to be awarded on March 1, 2024. The performance objectives and weightings of this award will be 50% company cumulative EVA and 50% Relative TSR. This award will be eligible for vesting at the end of the performance period on January 1, 2027, subject to your continued employment with the Company and performance results.

Executive Benefits: You will receive an annual executive benefit allowance (EBA) in the amount of $65,000, effective March 1, 2024, which will be paid with your normal payroll cycle. You will also be entitled to the benefits generally available to a Company Level 2 US-based executive.

Stock Ownership Requirement: Beginning March 1, 2024, you will be required to comply with the Company’s Stock Ownership Policy with an ownership requirement of 3X your base salary. You must achieve and maintain this ownership requirement in accordance with the policy, which, among other things, gives you five years from the date of your promotion to achieve the requisite level.

Vacation: You will be entitled to unlimited vacation. You will not accrue vacation while eligible for the unlimited use program.
Section 16 Designation: Effective March 1, 2024, you will be designated as a Section 16 officer under U.S. securities laws. As a result, you will have obligations to report any transactions you make with respect to Company stock within two business days of the transaction. In addition to these reporting requirements, you can be subject to civil liability for certain “short-swing” transactions. You should discuss these matters with the Company’s Corporate Secretary.

As a condition of your promotion, we need to receive a signed and dated copy of this letter.

Congratulations on your well deserved promotion. If you have any questions, please let me know.

Sincerely,

/s/ Deon Stander

Deon Stander
President & CEO

Attachments
Level 2 US-Based Executive Benefit Summary
Stock Ownership Policy

cc: Deena Baker-Nel, SVP & CHRO

Accepted by: /s/ Ryan Yost

Date: February 22, 2024